UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-8
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBILESMITH, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-443933465-0493217
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5400 Trinity Road, Suite 208, Raleigh, North Carolina, 27607
(Address of Principal Executive Offices) (Zip Code)

2016 Equity Compensation Plan
(Full title of the plan)

Gleb Mikhailov, Chief Financial Officer 5400 Trinity Road, Suite 208, Raleigh, North Carolina, 27607
(Name and address of agent for service)

(855) 516-2413
(Telephone number, including area code, of agent for service)

Copy to:
David Aboudi, Esq.
Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, New York 10036
(646) 878-0800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and“ smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	15,000,000	$1.50	$22,500,000	$2,265.75

(1)    This Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the "Act").

(2)    Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act based on the average of the high and low prices of the registrant’s common stock as quoted on the OTCQB on August 3, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION

This prospectus relates to 15,000,000 shares of common stock issuable to employees, consultants, advisors, officers and directors under the 2016 Equity Compensation Plan. Upon the issuance and, if applicable, exercise of equity awards made thereunder, up to 15,000,000 of common stock, par value $0.001 per share of MobileSmith, Inc. may be publicly sold.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees  as specified by the Securities and Exchange Commission, or the SEC, pursuant to Rule 428(b)(1) under the Securities Act of 1933, or the Securities Act.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Gleb Mikhailov, MobileSmith, Inc., 5400 Trinity Road, Raleigh, North Carolina or (855) 516-2413.

 PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are incorporated by reference in the registration statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 17, 2016;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 6, 2016;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed on August 4, 2016;

●	Our Current Reports on Form 8-K filed on May 18, 2016 and May 25, 2016;

●	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since the end of the fiscal year covered by the Annual Report referred to above;

●
 The description of our common stock contained in the Registration Statement on Form 8-A12B filed on September 30, 2005 (Commission File Number: 001-32634), including any amendments or reports filed for the purpose of updating such description; and

●
 All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.
We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

See Exhibit Index, which is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

(1)    The undersigned registrant hereby undertakes:

    (a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 4, 2016.

MobileSmith, Inc.

By:	/s/ Amir Elbaz
Amir Elbaz
Executive Chairman
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Amir Elbaz	Executive Chairman (Principal Executive Officer), Director	August 4, 2016
Amir Elbaz

/s/ Gleb Mikhailov	Chief Financial Officer (Principal Financial Officer)	August 4, 2016
Gleb Mikhailov

/s/ Ronen Shviki	Director	August 4, 2016
Ronen Shviki

/s/ Jon Campbell	Director	August 4, 2016
Jon Campbell

INDEX

No.	Description	Filed or Furnished Herewith

5.1	Legal Opinion of Pearl Cohen Zedek Latzer Baratz LLP	Filed with this Form S-8
10.1	2016 Equity Compensation Plan	*
23.1	Consent of Pearl Cohen Zedek Latzer Baratz LLP	Contained in Exhibit 5.1 above
23.2	Consent of Cherry Baekert LLP	Filed with this Form S-8

*	Incorporated by reference from Appendix B of the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2016.